Exhibit 99.1

Contact:	Media	Investors
	Stephen Cohen	Joyce Arpin
	(347) 489-6602	(702) 880-4707
Caesars Entertainment Reports Financial Results for the Third Quarter of 2019
Recorded Strong Performance in Las Vegas in the Third Quarter
Signed Purchase Agreement for the Sale of Rio for $516 Million in Proceeds
Expanded Sports Betting Offerings to Two New States
LAS VEGAS, November 5, 2019 - Caesars Entertainment Corporation (NASDAQ: CZR) (“CEC,” “Caesars,” “Caesars Entertainment,” or the “Company”) today reported third quarter of 2019 results as summarized in the discussion below, which highlights certain GAAP and non-GAAP financial measures on a consolidated basis.
Third Quarter Highlights

•	Net revenues increased 2.3% to $2.24 billion.

•	Loss from operations was $68 million.

•	Net loss attributable to Caesars was $359 million. Basic loss per share totaled $0.53.

•	Non-GAAP hold adjusted net revenues increased 0.7% to $2.22 billion.

•	Non-GAAP adjusted EBITDA increased 5.8% to $635 million.

•	Non-GAAP hold adjusted EBITDA increased 1.3% to $624 million.

Tony Rodio, CEO of Caesars Entertainment, said, “We are pleased to have delivered solid financial results in the third quarter with net revenue growth across all business verticals, despite headwinds across our portfolio. Revenue performance was driven by our Las Vegas region due to increased consumer demand, with particular strength in the hotel business which continues to outpace prior years across properties. Coupled with corporate expense reductions, this led to strong adjusted EBITDA growth as well as margin expansion.”
Proposed Sale of the Rio All-Suite Hotel & Casino
In September, Caesars announced an agreement to sell the Rio All-Suite Hotel & Casino (the “Rio”) for $516.3 million. The sale is expected to close by the end of 2019, and Caesars will continue to operate the Rio for a minimum of two years pursuant to a lease agreement to be executed at the closing. The property will remain part of the Caesars Rewards network during the term of the lease.
Proposed Merger with Eldorado Resorts, Inc.
Caesars filed a definitive proxy statement with the SEC on October 11, 2019, and the shareholder votes for each of Caesars and Eldorado Resorts, Inc. on the merger agreement (the “Merger Agreement”) will occur on November 15, 2019. The two companies have made significant progress on the integration planning process, and the merger of the two companies (the “Merger”) remains on track to close in the first half of 2020, subject to all required regulatory approvals.

Basis of Presentation
Certain additional non-GAAP financial measures have been added to highlight the results of the Company. “Hold adjusted” results are adjusted to reflect the hold we achieved compared to the hold we expected. See the tables at the end of this press release for the reconciliation of non-GAAP to GAAP presentations.
Financial Results
Caesars views each property as an operating segment and aggregates such properties into three regionally-focused reportable segments: (i) Las Vegas, (ii) Other U.S. and (iii) All Other, which is consistent with how Caesars manages the business. The results of each reportable segment presented below are consistent with the way management assesses these results and allocates resources, which is a consolidated view that adjusts for the effect of certain transactions between reportable segments within Caesars. We recast previously reported segment amounts to conform to the way management assesses results and allocates resources for the current year. “All Other” includes managed, international and other properties as well as parent and other adjustments to reconcile to consolidated Caesars results.
Net Revenues

	Three Months Ended September 30,
(Dollars in millions)	2019	2018	$ Change	% Change
Las Vegas	$973	$910	$63	6.9%
Other U.S.	1,119	1,125	(6)	(0.5)%
All Other	144	150	(6)	(4.0)%
Caesars	$2,236	$2,185	$51	2.3%
Net revenues increased $51 million driven by growth in all business verticals, with significant growth in Las Vegas due to healthy consumer demand. Las Vegas gaming revenues grew 17.3% year over year due to favorable hold and higher gaming volumes. Las Vegas hotel strength also came from solid year over year growth this quarter in ADR, which increased 3.7%, and RevPAR, which increased 7.0%. Las Vegas occupancy was 95.6% in the quarter, up from 92.6% in 2018. Other U.S. net revenues declined $6 million year over year due to competition in Atlantic City and Southern Indiana. All Other net revenues decreased $6 million year over year, primarily due to lower gaming volumes in the UK. Across all of our casino properties, hold had a favorable impact of $31 million to $36 million this quarter compared to the prior year, and was $10 million to $15 million above our expectations.
Income/(Loss) from Operations

	Three Months Ended September 30,
(Dollars in millions)	2019	2018	$ Change	% Change
Las Vegas	$(155)	$141	$(296)	**
Other U.S.	194	172	22	12.8%
All Other	(107)	(81)	(26)	(32.1)%
Caesars	$(68)	$232	$(300)	**
____________________
** Percentage is not meaningful.
Income/(loss) from operations decreased from income of $232 million to a loss of $68 million primarily due to an increase in operating expenses of $351 million in the third quarter of 2019 compared with 2018 due to recognition of $380 million in impairment charges related to land and buildings at Rio and $19 million additional expenses in 2019 associated with an extra half month of operations associated with the acquisition of Centaur Holdings, LLC (“Centaur”) in the Other U.S. region. These increases were offset in part by a decrease in depreciation and amortization of $43 million due to disposals of property and equipment and accelerated depreciation in the third quarter of 2018 related to certain renovation projects in the prior year. The increase in operating expenses was partially offset by a $51 million increase in net revenues in the third quarter of 2019 compared with 2018, as explained above.

Net Income/(Loss) Attributable to Caesars

	Three Months Ended September 30,
(Dollars in millions)	2019	2018	$ Change	% Change
Las Vegas	$(237)	$58	$(295)	**
Other U.S.	49	35	14	40.0%
All Other	(171)	17	(188)	**
Caesars	$(359)	$110	$(469)	**
____________________
** Percentage is not meaningful.
Net income/(loss) attributable to Caesars decreased from net income of $110 million to a net loss of $359 million primarily due to a $71 million year over year change in the fair value of the derivative liability related to the conversion option of CEC’s 5.00% convertible senior notes maturing in 2024 (the “CEC Convertible Notes”), a $12 million change in fair value of disputed claims liability related to Caesars Entertainment Operating Company, Inc.’s emergence from bankruptcy in 2017, as well as a decrease in tax benefit of $89 million. Income from operations also decreased $300 million in the third quarter of 2019 compared with 2018, as explained above.
Adjusted EBITDA (1)

	Three Months Ended September 30,
(Dollars in millions)	2019	2018	$ Change	% Change
Las Vegas	$356	$307	$49	16.0%
Other U.S.	303	310	(7)	(2.3)%
All Other	(24)	(17)	(7)	41.2%
Caesars	$635	$600	$35	5.8%
____________________
(1) See the Reconciliation of Net Income/(Loss) Attributable to Caesars Entertainment Corporation to Adjusted EBITDA.
Adjusted EBITDA increased $35 million primarily due to the higher revenues generated across all business verticals offset by increased competition in Atlantic City and Southern Indiana. All Other adjusted EBITDA loss increased by $7 million year over year primarily due to lower revenues in our international properties, partially offset by reduced corporate expenses. Across all of our casino properties, hold had a favorable impact of $26 million to $31 million compared to the prior year period, and was $10 million to $15 million above our expectations.

Cash and Available Revolver Capacity

(In millions)	September 30, 2019
Cash and cash equivalents	$1,313
Revolver capacity	1,200
Revolver capacity drawn or committed to letters of credit	(50)
Total liquidity	$2,463

Conference Call Information
Caesars Entertainment Corporation (NASDAQ: CZR) will host a conference call at 2:00 p.m. Pacific Time, Tuesday, November 5, 2019, to discuss its third quarter results, certain forward-looking information and other matters related to Caesars Entertainment Corporation, including certain financial and other information. The press release, webcast, and presentation materials will be available on the Investor Relations section of www.caesars.com.
If you would like to ask questions and be an active participant in the call, you may dial 877-637-3676, or 832-412-1752 for international callers, and enter Conference ID 8572315 approximately 10 minutes before the call start time. A recording of the live call will be available on the Company’s website for 90 days after the event. Supplemental materials have been posted on the Caesars Entertainment Investor Relations website at http://investor.caesars.com/events-and-presentations.

About Caesars
Caesars Entertainment is one of the world’s most diversified casino-entertainment providers and the most geographically diverse U.S. casino-entertainment company. Since its beginning in Reno, Nevada, in 1937, Caesars Entertainment has grown through development of new resorts, expansions and acquisitions. Caesars Entertainment’s resorts operate primarily under the Caesars®, Harrah’s® and Horseshoe® brand names. Caesars Entertainment’s portfolio also includes the Caesars Entertainment UK family of casinos. Caesars Entertainment is focused on building loyalty and value with its guests through a unique combination of great service, excellent products, unsurpassed distribution, operational excellence and technology leadership. Caesars Entertainment is committed to its employees, suppliers, communities and the environment through its PEOPLE PLANET PLAY framework. For more information, please visit www.caesars.com/corporate.
Forward Looking Information
This release includes “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they do not relate strictly to historical or current facts. We have based these forward-looking statements on our current expectations about future events. Further, these statements contain words such as “may,” “continue,” “will,” “expect,” “subject to,” or the negative or other variations thereof or comparable terminology. In particular, they include statements relating to, among other things, the Merger, future actions, new projects, strategies, future performance, the outcomes of contingencies, such as legal proceedings, and future financial results of Caesars. These forward-looking statements are based on current expectations and projections about future events.
Investors are cautioned that forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that cannot be predicted or quantified, and, consequently, the actual performance of Caesars Entertainment may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors, and other factors described from time to time in Caesars Entertainment’s reports filed with the Securities and Exchange Commission (including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein):

•
risks related to the Merger, including, but not limited to: (1) the inability to complete the Merger due to the failure to obtain stockholder approval for the Merger or the failure to satisfy other conditions to completion of the Merger, including the receipt of all gaming and other regulatory approvals related to the Merger; (2) uncertainties as to the timing of the completion of the Merger and the ability of each party to complete the Merger; (3) disruption of our current plans and operations; (4) the inability to retain and hire key personnel; (5) competitive responses to the Merger; (6) termination fees and unexpected costs, charges or expenses resulting from the Merger; (7) the outcome of any legal proceedings instituted against us or our directors related to the Merger Agreement; (8) potential adverse reactions or changes to business relationships resulting from the announcement or completion of the Merger; (9) the inability to obtain, or delays in obtaining, cost savings and synergies from the Merger; (10) delays, challenges and expenses associated with integrating the combined companies’ existing businesses and the indebtedness planned to be incurred in connection with the Merger; and (11) legislative, regulatory and economic developments;

•
our ability to respond to changes in the industry, particularly digital transformation, and to take advantage of the opportunity for legalized sports betting in multiple jurisdictions in the United States (which may require third-party arrangements and/or regulatory approval);

•
development of our announced convention center in Las Vegas, CAESARS FORUM, and certain of our other announced projects are subject to risks associated with new construction projects, including those described below;

•	we may not be able to realize the anticipated benefits of our acquisition of Centaur;

•	the impact of our operating structure following Caesars Entertainment Operating Company, Inc.’s emergence from bankruptcy;

•	the effects of local and national economic, credit, and capital market conditions on the economy, in general, and on the gaming industry, in particular;

•	the effect of reductions in consumer discretionary spending due to economic downturns or other factors and changes in consumer demands;

•
foreign regulatory policies, particularly in mainland China or other countries in which our customers reside or where we have operations, including restrictions on foreign currency exchange or importation of currency, and the judicial enforcement of gaming debts;

•
the ability to realize improvements in our business and results of operations through our property renovation investments, technology deployments, business process improvement initiatives, and other continuous improvement initiatives;

•	the ability to take advantage of opportunities to grow our revenue;

•	the ability to use net operating losses to offset future taxable income as anticipated;

•	the ability to realize all of the anticipated benefits of current or potential future acquisitions or divestitures;

•	the ability to effectively compete against our competitors;

•	the financial results of our consolidated businesses;

•
the impact of our substantial indebtedness, including its impact on our ability to raise additional capital in the future and react to changes in the economy, and lease obligations and the restrictions in our debt and lease agreements;

•
the ability to access available and reasonable financing or additional capital on a timely basis and on acceptable terms or at all, including our ability to refinance our indebtedness on acceptable terms;

•	the ability of our customer tracking, customer loyalty, and yield management programs to continue to increase customer loyalty and hotel sales;

•
changes in the extensive governmental regulations to which we are subject and (i) changes in laws, including increased tax rates, smoking bans, regulations, or accounting standards, (ii) third-party relations, and (iii) approvals, decisions, disciplines and fines of courts, regulators, and governmental bodies;

•
compliance with the extensive laws and regulations to which we are subject, including applicable gaming laws, the Foreign Corrupt Practices Act and other anti-corruption laws, and the Bank Secrecy Act and other anti-money laundering laws;

•	our ability to recoup costs of capital investments through higher revenues;

•	growth in consumer demand for non-gaming offerings;

•	abnormal gaming holds ("gaming hold" is the amount of money that is retained by the casino from wagers by customers);

•	the effects of competition, including locations of competitors, growth of online gaming, competition for new licenses, and operating and market competition;

•	our ability to protect our intellectual property rights and damages caused to our brands due to the unauthorized use of our brand names by third parties in ways outside of our control;

•	the ability to timely and cost-effectively integrate companies that we acquire into our operations;

•	the ability to execute on our brand licensing and management strategy is subject to third-party agreements and other risks associated with new projects;

•	not being able to realize all of our anticipated cost savings;

•	our ability to attract, retain and motivate employees, including in connection with the Merger;

•	our ability to retain our performers or other entertainment offerings on acceptable terms or at all;

•	the risk of fraud, theft, and cheating;

•	seasonal fluctuations resulting in volatility and an adverse effect on our operating results;

•	any impairments to goodwill, indefinite-lived intangible assets, or long-lived assets that we may incur;

•
construction factors, including delays, increased costs of labor and materials, availability of labor and materials, zoning issues, environmental restrictions, soil and water conditions, weather and other hazards, site access matters, and building permit issues;

•
the impact of adverse legal proceedings and judicial and governmental body actions, including gaming legislative action, referenda, regulatory disciplinary actions (such as the outcome of the British Gambling Commission’s review of CEUK operations), and fines and taxation;

•
acts of war or terrorist incidents, severe weather conditions, uprisings, or natural disasters, including losses therefrom, losses in revenues and damage to property, and the impact of severe weather conditions on our ability to attract customers to certain facilities of ours;

•	fluctuations in energy prices;

•	work stoppages and other labor problems;

•	our ability to collect on credit extended to our customers;

•	the effects of environmental and structural building conditions relating to our properties and our exposure to environmental liability, including as a result of unknown environmental contamination;

•	a disruption, failure, or breach of our network, information systems, or other technology, or those of our vendors, on which we are dependent;

•	risks and costs associated with protecting the integrity and security of internal, employee, and customer data;

•	access to insurance for our assets on reasonable terms;

•	the impact, if any, of unfunded pension benefits under multi-employer pension plans; and

•
the other factors set forth under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2018 and in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2019.

Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. Caesars Entertainment disclaims any obligation to update the forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated or, if no date is stated, as of the date of this release.

CAESARS ENTERTAINMENT CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME/(LOSS)
(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions, except per share data)	2019	2018	2019	2018
Revenues
Casino	$1,131	$1,102	$3,340	$3,147
Food and beverage	411	408	1,216	1,182
Rooms	409	395	1,202	1,150
Other revenue	217	213	611	600
Management fees	15	16	45	46
Reimbursed management costs	53	51	159	151
Net revenues	2,236	2,185	6,573	6,276
Operating expenses
Direct
Casino	636	623	1,887	1,750
Food and beverage	283	281	833	816
Rooms	125	121	364	355
Property, general, administrative, and other	477	474	1,404	1,357
Reimbursable management costs	53	51	159	151
Depreciation and amortization	255	295	743	843
Impairment of tangible and other intangible assets	380	—	430	—
Corporate expense	62	79	226	237
Other operating costs	33	29	86	128
Total operating expenses	2,304	1,953	6,132	5,637
Income/(loss) from operations	(68)	232	441	639
Interest expense	(341)	(341)	(1,033)	(1,005)
Other income/(loss)	27	109	(412)	338
Loss before income taxes	(382)	—	(1,004)	(28)
Income tax benefit	22	111	111	134
Net income/(loss)	(360)	111	(893)	106
Net (income)/loss attributable to noncontrolling interests	1	(1)	2	(1)
Net income/(loss) attributable to Caesars	$(359)	$110	$(891)	$105

Earnings/(loss) per share - basic and diluted
Basic earnings/(loss) per share	$(0.53)	$0.16	$(1.32)	$0.15
Diluted earnings/(loss) per share	$(0.53)	$0.14	$(1.32)	$0.15
Weighted-average common shares outstanding - basic	678	681	674	692
Weighted-average common shares outstanding - diluted	678	835	674	697

Comprehensive income/(loss)
Foreign currency translation adjustments	$(10)	$2	$(15)	$(17)
Change in fair market value of interest rate swaps, net of tax	(3)	11	(55)	24
Other	—	—	2	1
Other comprehensive income/(loss), net of income taxes	(13)	13	(68)	8
Comprehensive income/(loss)	(373)	124	(961)	114

Amounts attributable to noncontrolling interests:
Foreign currency translation adjustments	4	1	6	4
Comprehensive loss attributable to noncontrolling interests	5	—	8	3
Comprehensive income/(loss) attributable to Caesars	$(368)	$124	$(953)	$117

CAESARS ENTERTAINMENT CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(UNAUDITED)

(In millions)	September 30, 2019	December 31, 2018
Assets
Current assets
Cash and cash equivalents ($10 and $14 attributable to our VIEs)	$1,313	$1,491
Restricted cash	137	115
Receivables, net	446	457
Due from affiliates, net	22	6
Prepayments and other current assets ($6 and $6 attributable to our VIEs)	200	155
Inventories	38	41
Assets held for sale	556	—
Total current assets	2,712	2,265
Property and equipment, net ($177 and $137 attributable to our VIEs)	14,988	16,045
Goodwill	4,038	4,044
Intangible assets other than goodwill	2,850	2,977
Restricted cash	73	51
Deferred income taxes	9	10
Deferred charges and other assets ($30 and $35 attributable to our VIEs)	805	383
Total assets	$25,475	$25,775

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable ($81 and $41 attributable to our VIEs)	$415	$399
Accrued expenses and other current liabilities ($2 and $1 attributable to our VIEs)	1,300	1,217
Interest payable	134	56
Contract liabilities	192	144
Current portion of financing obligations	22	20
Current portion of long-term debt	64	164
Total current liabilities	2,127	2,000
Financing obligations	10,045	10,057
Long-term debt	8,514	8,801
Deferred income taxes	591	730
Deferred credits and other liabilities ($8 and $5 attributable to our VIEs)	1,731	849
Total liabilities	23,008	22,437
Stockholders’ equity
Caesars stockholders’ equity	2,388	3,250
Noncontrolling interests	79	88
Total stockholders’ equity	2,467	3,338
Total liabilities and stockholders’ equity	$25,475	$25,775

CAESARS ENTERTAINMENT CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Nine Months Ended September 30,
(In millions)	2019	2018
Cash flows provided by operating activities	$865	$692
Cash flows from investing activities
Acquisition of Centaur, net of cash and restricted cash acquired	—	(1,578)
Acquisitions of property and equipment, net of change in related payables	(618)	(342)
Payments to acquire certain gaming rights	—	(10)
Proceeds from the sale and maturity of investments	11	30
Payments to acquire investments	(13)	(19)
Other	16	—
Cash flows used in investing activities	(604)	(1,919)
Cash flows from financing activities
Proceeds from long-term debt and revolving credit facilities	—	1,167
Debt issuance costs and fees	—	(5)
Repayments of long-term debt and revolving credit facilities	(398)	(1,116)
Proceeds from sale-leaseback financing arrangement	—	508
Proceeds from the issuance of common stock	41	4
Repurchase of common stock	—	(311)
Taxes paid related to net share settlement of equity awards	(17)	(12)
Financing obligation payments	(15)	(11)
Contributions from noncontrolling interest owners	—	20
Distributions to noncontrolling interest owners	(1)	—
Cash flows provided by/(used in) financing activities	(390)	244

Change in cash, cash equivalents, and restricted cash classified as held for sale	(5)	—

Net decrease in cash, cash equivalents, and restricted cash	(134)	(983)
Cash, cash equivalents, and restricted cash, beginning of period	1,657	2,709
Cash, cash equivalents, and restricted cash, end of period	$1,523	$1,726

Supplemental Cash Flow Information:
Cash paid for interest	$853	$782
Cash paid for income taxes	5	5
Non-cash investing and financing activities:
Change in accrued capital expenditures	44	51
Deferred consideration for acquisition of Centaur	—	66

CAESARS ENTERTAINMENT CORPORATION
SUPPLEMENTAL INFORMATION
Average daily rate (“ADR”) is calculated as the cash or comp revenue recognized during the period divided by the corresponding rooms occupied. Total ADR is calculated as total room revenue divided by total rooms occupied.
Revenue per available room (“RevPAR”) is calculated as the total room revenue recognized during the period divided by total room nights available for the period.
Property earnings before interest, taxes, depreciation and amortization (“EBITDA”) is presented as a measure of the Company’s performance. Property EBITDA is defined as revenues less property operating expenses and is comprised of net income/(loss) before (i) interest expense, including finance obligation expenses, net of interest capitalized and interest income, (ii) income tax (benefit)/provision, (iii) depreciation and amortization, (iv) corporate expenses, (v) certain items that the Company does not consider indicative of its ongoing operating performance at an operating property level, and (vi) lease payments associated with our financing obligation. Included in Adjusted EBITDA is property rent expense of $3 million for the three months ended September 30, 2019 related to certain land parcels leased from VICI.
In evaluating property EBITDA you should be aware that, in the future, the Company may incur expenses that are the same or similar to some of the adjustments in this presentation. The presentation of Property EBITDA should not be construed as an inference that future results will be unaffected by unusual or unexpected items.
Property EBITDA is a non-GAAP financial measure commonly used in our industry and should not be construed as an alternative to net income/(loss) as an indicator of operating performance or as an alternative to cash flow provided by operating activities as a measure of liquidity (as determined in accordance with accounting principles generally accepted in the United States (“GAAP” or “U.S. GAAP”)). Property EBITDA may not be comparable to similarly titled measures reported by other companies within the industry. Property EBITDA is included because management uses property EBITDA to measure performance and allocate resources, and believes that property EBITDA provides investors with additional information consistent with that used by management.
Adjusted EBITDA is defined as EBITDA further adjusted to exclude certain non-cash and other items as exhibited in the following reconciliation and is presented as a supplemental measure of the Company’s performance. Management believes that adjusted EBITDA provides investors with additional information and allows a better understanding of the results of operational activities separate from the financial impact of decisions made for the long-term benefit of the Company. In addition, compensation of management is in part determined by reference to certain of such financial information. As a result, we believe this supplemental information is useful to investors who are trying to understand the results of the Company.
Adjusted EBITDA margin is calculated as adjusted EBITDA divided by net revenues. Adjusted EBITDA margin is included because management uses adjusted EBITDA margin to measure performance and allocate resources, and believes that adjusted EBITDA margin provides investors with additional information consistent with that used by management.
Because not all companies use identical calculations, the presentation of adjusted EBITDA and adjusted EBITDA margin may not be comparable to other similarly titled measures of other companies.
In addition, we present adjusted EBITDA, further adjusted to show the impact on the period of the hold we achieved versus the hold we expected. Management believes presentation of this further adjusted information allows a better understanding of the materiality of those impacts relative to the Company’s overall performance.
The following tables reconcile net income/(loss) attributable to Caesars Entertainment Corporation to property EBITDA and adjusted EBITDA for the periods indicated and reconcile hold adjusted results.

CAESARS ENTERTAINMENT CORPORATION
SUPPLEMENTAL INFORMATION
RECONCILIATION OF NET INCOME/(LOSS) ATTRIBUTABLE TO CAESARS ENTERTAINMENT CORPORATION TO ADJUSTED EBITDA

	Three Months Ended September 30, 2019				Three Months Ended September 30, 2018
(Dollars in millions)	Las Vegas	Other U.S.	All Other (f)	CEC	Las Vegas	Other U.S.	All Other (f)	CEC
Net income/(loss) attributable to Caesars	$(237)	$49	$(171)	$(359)	$58	$35	$17	$110
Net income/(loss) attributable to noncontrolling interests	—	—	(1)	(1)	—	—	1	1
Income tax benefit	—	—	(22)	(22)	—	—	(111)	(111)
Other (income)/loss (a)	—	2	(29)	(27)	(4)	—	(105)	(109)
Interest expense [1]	82	143	116	341	87	137	117	341
Depreciation and amortization [2]	121	103	31	255	149	129	17	295
Impairment of tangible and other intangible assets	380	—	—	380	—	—	—	—
Corporate expense	—	—	62	62	—	—	79	79
Other operating costs (b)	7	4	22	33	13	6	10	29
Property EBITDA	353	301	8	662	303	307	25	635
Corporate expense	—	—	(62)	(62)	—	—	(79)	(79)
Stock-based compensation expense (c)	2	2	15	19	2	2	13	17
Other items (d)	1	—	15	16	2	1	24	27
Adjusted EBITDA	$356	$303	$(24)	$635	$307	$310	$(17)	$600

Net revenues	$973	$1,119	$144	$2,236	$910	$1,125	$150	$2,185
Adjusted EBITDA margin (e)	36.6%	27.1%	(16.7)%	28.4%	33.7%	27.6%	(11.3)%	27.5%

Interest expense on debt	$—	$1	$112	$113	$2	$—	$114	$116
Interest expense on financing obligations	82	142	4	228	85	137	3	225
[1]Interest expense	$82	$143	$116	$341	$87	$137	$117	$341

Cash payments on financing obligations (incl. principal)	$74	$123	$2	$199	$50	$81	$—	$131

Depreciation expense	$72	$36	$31	$139	$97	$56	$17	$170
Depreciation on failed sale-leaseback assets	49	67	—	116	52	73	—	125
[2]Depreciation and amortization	$121	$103	$31	$255	$149	$129	$17	$295
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(a)
Amounts include changes in fair value of the derivative liability related to the conversion option of the CEC Convertible Notes and the disputed claims liability as well as interest and dividend income.

(b)
Amounts primarily represent costs incurred in connection with development activities and reorganization activities, and/or recoveries associated with such items, including acquisition and integration costs, contract exit fees including exiting the fully bundled sales system of NV Energy for electric service at our Nevada properties, lease termination costs (2018 only), weather related property closure costs, severance costs, gains and losses on asset sales, demolition costs primarily at our Las Vegas properties for renovations, and project opening costs.

(c)	Amounts represent stock-based compensation expense related to shares, stock options, restricted stock units, and performance stock units granted to the Company’s employees.

(d)
Amounts include other add-backs and deductions to arrive at adjusted EBITDA but not separately identified such as professional and consulting services, sign-on and retention bonuses, business optimization expenses and transformation expenses, severance and relocation costs, litigation awards and settlements.

(e)	Adjusted EBITDA margin is calculated as adjusted EBITDA divided by net revenues.

(f)	Amounts include eliminating adjustments and other adjustments to reconcile to consolidated CEC adjusted EBITDA.

CAESARS ENTERTAINMENT CORPORATION
SUPPLEMENTAL INFORMATION
RECONCILIATIONS OF HOLD ADJUSTED REVENUE AND HOLD ADJUSTED EBITDA

	Three Months Ended September 30, 2019			Three Months Ended September 30, 2018
(Dollars in millions)	CEC	Favorable Hold	Adjusted CEC	CEC	Unfavorable Hold	Adjusted CEC	$ Change	% Change
Net revenues	$2,236	$(12)	$2,224	$2,185	$23	$2,208	$16	0.7%
Adjusted EBITDA	635	(11)	624	600	16	616	8	1.3%